Exhibit 10.2

RELOCATION REPAYMENT AGREEMENT

Employee Relocation Information

Employee Name: Ismail Elshareef

Employee Signature and Approvals

A copy of your relocation policy applicable to you is enclosed with this agreement for your information. You are eligible to receive relocation benefits up to the provided dollar amount: $150,000.00. Your signature on this Relocation Repayment Agreement acknowledges: a) your receipt of the Relocation Policy and; b) the requirement that you execute this Relocation Repayment Agreement prior to your relocation being funded. If you voluntarily terminate your employment with the Company or your employment is terminated for cause within one (1) year of your hire or transfer date (as applicable) (whichever is later), you agree to be responsible for repayment of one hundred percent (100%) of the total relocation expense, including all tax assistance (if applicable), incurred by the Company (the “Total Relocation Expense”). Similarly, if you voluntarily terminate or your employment is terminated for cause after one (1) year and before two (2) years of your hire or transfer date (as applicable) (whichever is later), you agree to be responsible for repayment of fifty percent (50%) of the Total Relocation Expense.

Time of Termination

➣
Within one (1) year of your hire or transfer date, as applicable (whichever is later)

➣
After one (1) year and before two (2) years of your hire or transfer date, as applicable (whichever is later)

% of Total Relocation Expense 100% 50%
Employee Signature: /s/ Ismail Elshareef	Date: October 17, 2023

Confidential